VETSTREET COMBINES WITH THINKPETS, INC.

LOS ANGELES, California, February 1, 2012 - Vetstreet, a leading provider of a turnkey marketing, communications and educational platform to the veterinary industry, today announced it has merged with ThinkPets, Inc., a leading provider of print and digital pet owner reminders and education, and the publisher of HealthyPet Magazine.

Derrick Kraemer, President of Vetstreet, Inc., stated, “We are extremely excited about combining ThinkPets with our existing business since it will improve the products and services we offer to the clients of both companies.  In addition, combining HealthyPet Magazine to our portfolio will enable us to expand the quality of pet education that we offer to animal health professionals and their clients.”

Brian Tennyson, Chief Executive Officer of ThinkPets, stated, “I look forward to integrating the best parts of both companies.  This combination will provide ThinkPets’ existing client base a more robust platform of services which will allow them to communicate more effectively with their clients.”

Vetstreet is a division of VCA Antech, Inc. (NASDAQ NM SYMBOL: WOOF).

Media Contacts:

Vetstreet, Inc.
Derrick Kraemer, President
(267) 685-2400